EXHIBIT 4



                                    CSW CREDIT, INC.
                          AVERAGE MONTH END ACCOUNTS RECEIVABLE
                                       (thousands)



                          Twelve Months      Twelve Months      Twelve Months
                              Ended              Ended              Ended
                          July 31, 1996     August 31, 1996   September 30, 1996

Non-Affiliated-HLP              $338,672            $342,254           $348,689
Less: HLP receivables
      sold to BONY                -                   -                   1,200
                          ---------------   -----------------  ----------------

HLP net receivables             $338,672            $342,254           $347,489
Non-Affiliated-Other              27,527              27,859             27,884
                          ---------------   -----------------  ----------------

Total Non-Affiliated             366,199             370,113            375,373

Less: Affiliated                 382,608             380,797            375,392
                          ---------------   -----------------  ----------------

Excess Restriction              ($16,409)           ($10,684)              ($19)
                          ===============   =================  ================









                                   BAD DEBT WRITE-OFFS
                                       (thousands)

                                               1996
                       ---------------------------------------------------------

                            JULY              AUGUST             SEPTEMBER
                       ---------------   -----------------  --------------------


Non-Affiliated              $358               $625                $698